                                                                    EXHIBIT 10.6

                       LICENSE AGREEMENT:  EXCLUSIVE, PATENTED

     This Agreement is made and entered into this day of February 26, 1997, (the "Effective Date") by and between NDSU Research Foundation, a corporation duly organized and existing under the laws of North Dakota and having its principal office at P.O. Box 5014, ND 58105-5014, U.S.A. (hereinafter referred to as "NDSU/RF"), and Agsco, Inc., a company duly organized under the laws of North Dakota and having its principal office at P.O. Box 13458, Grand Forks, ND 58208-3458, (hereinafter referred to as "LICENSEE").

                                      WITNESSETH

     WHEREAS, NDSU/RF is the owner of certain PATENT RIGHTS, (as later defined herein) relating to "high pH adjuvants for herbicidal compositions" by John D. Nalewaja, Robert Matysiak, and Zenon Woznica and has the right to grant licenses under said PATENT RIGHTS;

     WHEREAS, NDSU/RF desired to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

     WHEREAS, LICENSEE has represented NDSU/RF, to induce NDSU/RF to enter into this Agreement, that LICENSEE is experienced in the development, production, manufacture, marketing, and sale of products similar to the LICENSED PRODUCT(s) (as later defined herein) and/or the use of the LICENSED PROCESS(es) (as later defined herein) and that it shall commit itself to a thorough, vigorous, and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

     WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                               ARTICLE 1 - DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 "LICENSEE" shall include a related company or affiliate of Agsco, Inc., the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by Agsco, Inc., an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of Agsco, Inc. and an organization, the majority ownership of which is directly or indirectly common to the ownership of Agsco, Inc.


                                     Ex. 10.6 - 1
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1.2  "PATENT RIGHTS" shall mean all of the following NDSU/RF intellectual property:

     (a) the United States and foreign patents and/or patent applications listed in Appendices A and B;

     (b) United States and foreign patents issued from the applications listed in Appendices A and B and from divisional and continuations of these applications;

     (c) claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Appendices A and B;

     (d) claims of all foreign patent applications, and of the resulting patents, which are directed to subject mater specifically described in the United States patents and/or patent applications described in
          (a), (b) or (c) above; and

     (e) any reissues of United States patents described in (a), (b) or (c) above.

1.3  A "LICENSED PRODUCT" shall mean any product or part thereof which:

     (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold; or

     (b) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any LICENSED PROCESS is used or in which such product or part thereof is used or sold.

1.4 A "LICENSED PROCESS" shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS.

1.5 "NET SALES" shall mean LICENSEE's (and its sublicensees') billings for LICENSED PRODUCTS and LICENSED PROCESSES produced hereunder less the sum of the following:

     (a)  discounts allowed in amounts customary in the trade;

     (b) sales, tariff duties, and/or use taxes directly imposed and with reference to particular sales;

     (c)  amounts allowed or credited by reason of rejection or return.


                                     Ex. 10.6 - 2

     No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. LICENSED PRODUCTS shall be considered "sold" when billed out or invoiced.

1.6 "KNOW-HOW" means accumulated knowledge, technical information, specifications, design, properties, and methods of use, and the like (whether patentable or not) concerning PRODUCTS which NDSU/RF has in its possession on or before the date of this Agreement; or which it acquired at any time within five (5) years immediately following the date of this Agreement (including improvements made by the INVENTOR(s) which are assigned to NDSU/RF), providing NDSU/RF or the INVENTOR(s) are not restricted from disclosing such future KNOW-HOW to LICENSEE (e.g., NDSU/RF may acquire information from others in the future on terms that prohibit further disclosure of that information to LICENSEE or a sponsor or research at North Dakota State University may have rights in or to the results of its sponsored research). KNOW-HOW may be communicated in writing or orally or visually, and may be embodied in product samples.

1.7 "INITIAL IMPROVEMENTS" means any and all improvements, data, or new developments made or owned by either party with regard to LICENSED PRODUCT and LICENSED PROCESS during the five (5) years immediately following the Effective Date of this Agreement.

1.8 "SECONDARY IMPROVEMENTS" mean any and all improvements, data, or new developments made or owned by either party with regard to LICENSED PRODUCT and LICENSED PROCESS made during years 6 through 20 following the effective date of this agreement.

1.9  "TERRITORY" shall mean world wide.

1.10 "FIELD OF USE" shall mean herbicides.

                                  ARTICLE 2 - GRANT

2.1 NDSU/RF hereby grants to LICENSEE the right and license in the TERRITORY for the FIELD OF USE to practice under the PATENT RIGHTS and, to the extent not prohibited by other patents, to make, have made, use, lease, sell, and import LICENSED PRODUCTS and to practice the LICENSED PROCESSES, until the end of the term for which the PATIENT RIGHTS are granted unless this Agreement shall be sooner terminated according to the terms hereof. However, at no time will LICENSEE make or sell LICENSED PRODUCTS or disclose NDSU/RF KNOW-HOW to persons or destinations in violations of U.S. law. As to SECONDARY LICENSED PRODUCTS, NDSU/RF hereby grants the LICENSEE the right and license in the TERRITORY for the


                                     Ex. 10.6 - 3

     FIELD OF USE to practice under the PATIENT RIGHTS, and to the extent not prohibited by other patents, to make, have made, use, lease, sell, and import SECONDARY LICENSED PRODUCTS and to practice the LICENSED PROCESSES, until the end of the term for which PATENT RIGHTS are granted unless this Agreement shall be sooner terminated according to the terms hereof. Such right to use these SECONDARY LICENSED PRODUCTS shall be limited solely to those PRODUCTS which are solely and exclusively developed by LICENSEE or LICENSE's agent or solely and exclusively paid for by LICENSEE. In the event that NDSU/RF, its agents, or those people who have developed the PATENT shall be involved in the SECONDARY IMPROVEMENTS, those shall not be part of this Agreement. All other SECONDARY LICENSED PRODUCTS shall be a part of this AGREEMENT. However, at no time will LICENSEE make or sell SECONDARY LICENSED PRODUCTS or disclose NDSU/RF KNOW-HOW to persons or destinations in violation of the law.

2.2 LICENSEE agrees that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States.

2.3 In order to establish a period of exclusivity for LICENSEE, NDSU/RF hereby agrees that it shall not grant any other license to make, have made, use, lease, and sell LICENSED PRODUCTS or to utilize LICENSED PROCESSES in the TERRITORY for the FIELD OF USE during the period of time commencing with the Effective Date of this Agreement and terminating with the first to occur of:

     (a) the expiration of twenty (20) years after the first commercial sales of a LICENSED PRODUCT or first commercial use of a LICENSED PROCESS; or

     (b) the expiration of twenty (20) years after the Effective Date of this Agreement.

2.4 At the end of the exclusive period, the license granted hereunder shall become nonexclusive and shall extend to the end of the term or terms for which any PATENT RIGHTS are issued, unless sooner terminated as hereinafter provided.

2.5 NDSU/RF reserves the right to practice under the PATENT RIGHTS and to use and distribute to third parties the TANGIBLE PROPERTY for its own noncommercial research purposes.

2.6 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder only during the exclusive period of this Agreement. Such sublicensees shall be subject to NDSU/RF's approval which approval shall not be unreasonably withheld and sublicenses may extend past the expiration date of the exclusive period of this Agreement but any exclusivity of such sublicenses shall expire upon the expiration of LICENSEE's exclusivity. Upon any termination of this Agreement, sublicensees' rights shall also terminate, subject to Article
     13.6 hereof.


                                     Ex. 10.6 - 4
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2.7  LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to NDSU/RF of Articles 2, 5, 7, 8, 9, 10, 12, 13, and 15 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to sublicense agreements.

2.8 LICENSEE agrees to forward to NDSU/RF a copy of any and all sublicense agreements promptly upon execution by the parties.

2.9 LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of NDSU/RF.

2.10 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology not specifically set forth in Appendices A and B hereof.

                              ARTICLE 3 - DUE DILIGENCE

3.1 LICENSEE shall use its best efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market through a thorough, vigorous, and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement. In the event that LICENSEE abandons a LICENSED PRODUCT or LICENSED PROCESS by failing to do any research and development, actively pursue any sales, or any further commercialization of the LICENSED PRODUCT or LICENSED PROCESS of a period of one (1) year, then that LICENSED PRODUCT or LICENSED PROCESS shall be considered abandoned and no longer a part of this Agreement. In the event of abandonment of the LICENSED PRODUCT or LICENSED PROCESS, the LICENSED PRODUCT or LICENSED PROCESS reverts to NDSU/RF and NDSU/RF may take any action it desires on that LICENSED PRODUCT or LICENSED PROCESS including but not limited to its own research and development and marketing and/or licensing it to another entity.

3.2 LICENSEE recognizes that within the TERRITORY it has the responsibility for developing the market potential for LICENSED PRODUCTS. LICENSEE agrees to use its best efforts, consistent with its reasonable business judgment, to develop the full potential for the sale of LICENSED PRODUCTS within the TERRITORY.

3.3 If LICENSEE is not selling one or more LICENSED PRODUCTS in or to any specific country within the TERRITORY that is of interest to NDSU/RF by December 31, 1997 and NDSU/RF then has a genuine interest in developing the market for the LICENSED PRODUCTS in such country or has a licensing or other business opportunity to do so, NDSU/RF shall have the right to give LICENSEE one hundred twenty (120) days notice


                                     Ex. 10.6 - 5
     of NDSU/RF's intent to reduce the size of the TERRITORY by removing the designated specific country or countries form the licensed TERRITORY. The country or countries designated in the notice shall automatically be removed from the definition of TERRITORY unless LICENSEE provided proof to NDSU/RF within the same one hundred twenty (120) days that LICENSEE is either: (a) selling products in or to the designated country; or (b) LICENSEE has a business plan to enter the country within one hundred twenty (120) and does so. In the event the TERRITORY is ever reduced in size by excluding certain countries or other geographical areas, LICENSEE shall not thereafter actively solicit orders for sales of LICENSED PRODUCTS in or to areas outside the TERRITORY as reduced.

3.4  In addition, LICENSEE shall adhere to the following milestones:

     (a) LICENSEE shall deliver to NDSU/RF on or before December 31, 1996, a status report showing the amount of money, number and kind of personnel, and time budgeted and planned for the development of the LICENSED PRODUCTS and LICENSED PROCESSES and shall provide similar reports to NDSU/RF on or before December 31 of each year.

     (b) NDSU/RF may, at its own expense and on reasonable notice, visit the relevant offices and facilities of LICENSEE at mutually convenient times to study and otherwise acquire or exchange information concerning LICENSED PRODUCTS including improvements.

     (c) LICENSEE shall use its best effort in developing and achieving maximum sales.

3.5 LICENSEE's failure to perform in accordance with Article 3.1 and 3.4 above shall be grounds for NDSU/RF to terminate this Agreement pursuant to
     Article 13.3 hereof.

                                ARTICLE 4 - ROYALTIES

4.1 For the rights, privileges, and license granted hereunder, LICENSEE shall pay royalties to NDSU/RF in the manner hereinafter provided to the end of the term of the PATENT RIGHTS or until this Agreement shall be terminated:

     (a) Running Royalties in an amount equal to FIVE percent (5%) of NET SALES of the LICENSED PRODUCTS and LICENSED PROCESSES used, leased or sole by and/or for LICENSEE and/or its sublicensees. Royalty payments shall be due October 31 of each year under this Agreement.

     (b) In addition to Running Royalties, Fifty Percent (50%) of any payments, including, but not limited to, sublicense issue fees, received from sublicensees in consideration for the LICENSED PRODUCTS and LICENSED PROCESSES.


                                     Ex. 10.6 - 6

4.2 All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government and which shall be paid by LICENSEE.

4.3 For purposes of determining royalties, only a single royalty shall be paid to NDSU/RF for each product and royalties for use of the KNOW-HOW shall be waived so long as LICENSEE is paying royalties to NDSU/RF on the same product for use of any LICENSED PATENT. Royalties for the use of patents shall be paid for the life of each patent. Royalties for use of the KNOW-HOW shall begin on the Effective Date of the Agreement and continue until ten (10) years from the date of First Commercial Production. To encourage development and commercialization of the LICENSED PRODUCTS or LICENSED PROCESSES, the applicable royalty for sales made in each of the first two contract years shall be FIVE percent (5%). If a United States patent is not issued, and LICENSEE wishes to commercialize the LICENSED PRODUCT or LICENSED PROCESS utilizing the KNOW-HOW, both parties agree to negotiate in good faith an applicable royalty, if any.

4.4 Royalty payments shall be paid in United States dollars in Fargo, North Dakota, or at such other place as NDSU/RF may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any conversion of foreign currency to U.S. dollars shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate existing in the United States (as reports in THE FORUM or, if not THE FORUM, then in the WALL STREET JOURNAL) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                           ARTICLE 5 - REPORTS AND RECORDS

5.1 LICENSEE shall keep full, true, and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to NDSU/RF hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of NDSU/RF or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than two percent (2%) discrepancy in reporting to NDSU/RF's detriment, LICENSEE agrees to pay the full cost of such inspection.

5.2 Before the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, LICENSEE shall submit the reports due under Article 3.4(a) on December 31, of each year. After the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, LICENSEE, on or before October 31, of each year, shall deliver to NDSU/RF


                                     Ex. 10.6 - 7
     true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding one-year period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

     (a) number of LICENSED PRODUCTS manufactured and sold by LICENSEE and all sublicensees;

     (b) total billings for LICENSED PRODUCTS sold by LICENSEE and all sublicensees;

     (c) accounting for all LICENSED PROCESSES used or sold by LICENSEE and all sublicensees;

     (d)  deductions applicable as provided in Paragraph 1.5;

     (e) royalties due on additional payments from sublicensees under Paragraph 4.1(b);

     (f)  total royalties due; and

     (g)  names and addresses of all sublicensees of LICENSE.

5.3 With each such report submitted, LICENSEE shall pay to NDSU/RF the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

5.4 On or before the ninetieth (90) day following the close of LICENSEE's fiscal year, LICENSEE shall provide NDSU/RF with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

5.5  The royalty payments set forth in this Agreement and amounts due under
     Article 6 shall, if overdue, shall be subject to an interest charge at the applicable referenced prime rate used by the Bank of North Dakota, plus two percentage points. The payment of such interest shall not foreclose NDSU/RF from exercising any other rights it may have as a consequence of the lateness of any payment.

                            ARTICLE 6 - PATENT PROSECUTION

6.1 NDSU/RF shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the PATENT RIGHTS in the United States and in the foreign countries listed in Appendix B hereto. Appendix B may be amended by verbal agreement of both parties, such agreement to be confirmed in writing within ten (10) days. The prosecution, filing,


                                     Ex. 10.6 - 8
     and maintenance of all PATENT RIGHTS patents and applications shall be the primary responsibility of NDSU/RF; provided, however, LICENSEE shall have reasonable opportunities to advise NDSU/RF and shall cooperate with NDSU/RF in such prosecution, filing, and maintenance.

6.2 Payment of all fees and costs relating to the filing, prosecution, and maintenance of the PATENT RIGHTS shall be the responsibility of LICENSEE, whether such fees and costs were incurred before or after the date of this Agreement. The parties agree that they will consult prior to any patenting or licensing of the product in any jurisdiction and will coordinate and discuss the costs incurred and the strategy to be used in licensing or patenting the product in that particular jurisdiction. The parties agree to use their best efforts to license the product in the most feasible and economical manner in all jurisdictions.

6.3 ALL IMPROVEMENTS relating to LICENSED PRODUCTS or the LICENSED PROCESS (including manufacturing processes), whether patentable or not, which LICENSEE may make, discover, conceive, or acquire during the life of this Agreement shall promptly be disclosed to NDSU/RF. LICENSEE hereby grants to NDSU a perpetual, worldwide, non-exclusive royalty free license, with right to sublicense, to use all such IMPROVEMENTS in any manner not in conflict with LICENSEE's rights under this Agreement.

5.4 In the event that any IMPROVEMENT which is or may be patentable is jointly invented by one or more persons obligated to assign their rights to LICENSEE and one or more persons obligated to sign their rights to NDSU, the parties shall discuss the possibility of filing patent application and all patent costs will be the responsibility of LICENSEE as under Article
     6.2 above.

                               ARTICLE 7 - INFRINGEMENT

7.1 LICENSEE shall inform NDSU/RF promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.

7.2 With respect to any PATENT RIGHTS under which LICENSEE is exclusively licensed pursuant to this Agreement, LICENSEE or its sublicensee shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. NDSU/RF agrees to notify LICENSEE promptly of each infringement of such patents of which NDSU/RF is or becomes aware. Before LICENSEE or is sublicensees commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of NDSU/RF and to potential effects on the public interest in making its decision whether or not to sue and in the case of a LICENSEE sublicense, shall report such views to the sublicensee.


                                     Ex. 10.6 - 9

7.3 If LICENSEE or its sublicensee elects to commence an action as described above and NDSU/RF is a legally indispensable party to such action, NDSU/RF shall have the right to assign to LICENSEE all of NDSU/RF's right, title, and interest in each patent which is a part of the PATENT RIGHTS and is the subject of such action (subject to all NDSU/RF's obligations to the government and others having rights in such patent). In the event that NDSU/RF makes such an assignment, such assignment shall be irrevocable, and such action by LICENSEE on that patent or patents shall thereafter be brought or continued without NDSU/RF as a party, if NDSU/RF is no longer an indispensable party. Notwithstanding any such assignment to LICENSEE by NDSU/RF and regardless of whether NDSU/RF is or is not an indispensable party, NDSU/RF shall cooperate fully with LICENSEE in connection with any such action. In the event that any patent is assigned to LICENSEE by NDSU/RF, pursuant to this paragraph, such assignment shall require LICENSEE to continue to meet its obligations under this Agreement as if the assigned patent or patent application were still licensed to LICENSEE.

7.4 If LICENSEE or its sublicensee elects to commence an action described above and NDSU/RF is a legally indispensable party to such action, NDSU/RF may join the action as a co-plaintiff. Upon doing so, NDSU/RF shall jointly control the action with LICENSEE or its sublicensee.

7.5 LICENSEE shall reimburse NDSU/RF for any costs it incurs as part of an action brought by LICENSEE or its sublicensee, irrespective of whether NDSU/RF shall become a co-plaintiff.

7.6 If LICENSEE or its sublicensee elects to commence an action as described above, LICENSEE may reduce, by up to fifty percent (50%), the royalty due to NDSU/RF earned under the patent subject to suit by fifty percent (50%) of the amount of the expenses and costs of such action, including attorney fees. In the event that such fifty percent (50%) of such expenses and costs exceed the amount of royalties withheld by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to NDSU/RF from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the royalty due in any one year.

7.7 No settlement, consent judgment, or other voluntary final disposition of the suit may be entered into without the consent of NDSU/RF, which consent shall not be unreasonably withheld.

7.8 Recoveries or reimbursements from such action shall first be applied to reimburse LICENSEE and NDSU/RF for litigation costs not paid from royalties and then to reimburse NDSU/RF for royalties withheld. Any remaining recoveries or reimbursements shall be shared equally by LICENSEE and NDSU/RF.


                                    Ex. 10.6 - 10

7.9 In the event that LICENSEE and its sublicensee, if any, elect not to exercise their right to prosecute an infringement of the PATENT RIGHTS pursuant to the above paragraphs. NDSU/RF may do so at its own expense, controlling such action and retaining all recoveries therefrom.

7.10 If a declaratory judgment action alleging invalidity of any of the PATENT RIGHTS shall be brought against LICENSEE or NDSU/RF, then NDSU/RF, at its sole option, shall have the right to intervene and take over the sole defense of the action at its own expense.

7.11 LICENSEE, during the exclusive period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer in the TERRITORY for the FIELD OF USE for future use of the PATENT RIGHTS. Any up-front fees as part of such a sublicense shall be shared equally between LICENSEE and NDSU/RF; other royalties shall be treated per Article 4.

                            ARTICLE 8 - PRODUCT LIABILITY

8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold NDSU/RF, its trustees, directors, officers, employees, and affiliates, harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption, or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising form any obligation of LICENSEE hereunder, excepting only claims that the PATENT RIGHTS infringe third party intellectual property.

8.2 LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect LICENSEE and NDSU/RF with respect to events covered by Article 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of North Dakota, shall list NDSU/RF as an additional named insured thereunder, shall be endorsed to include product liability coverage, and shall require thirty (30) days written notice to be given to NDSU/RF prior to any cancellation or material change thereof. The limits of such insurance shall not be less than Two Hundred Fifty Thousand ($250,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for personal injury or death, and Two Hundred Fifty Thousand ($250,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for property damage. LICENSEE shall provide NDSU/RF with Certificates of Insurance evidencing the same.

8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NDSU/RF, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES


                                    Ex. 10.6 - 11

     OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY NDSU/RF THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL NDSU/RF, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER NDSU/RF SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY. NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY IN THIS SECTION, NDSU/RF SHALL NOT BE RELIEVED OF LIABILITY, IF ANY EXISTS, WHEREBY NDSU/RF HAS ACTUAL KNOWLEDGE OF A DEFECT IN THE LICENSED PRODUCT OR LICENSED PROCESS THAT WAS CREATED BY THE PATENT INVENTOR OR BY AN ACTION OF NDSU/RF WHICH WAS SECRETED FROM LICENSEE.

                             ARTICLE 9 - EXPORT CONTROLS

It is understood that NDSU/RF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. NDSU/RF neither represents that a license shall not be required nor that, if required, it shall be issued.

                            ARTICLE 10 - NON-USE OF NAMES

LICENSEE shall not use the names or trademarks of the NDSU/RF, North Dakota State University, or North Dakota Agricultural Experiment Station, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from NDSU/RF, or said employee, in each case, except that LICENSEE may state that it is licensed by NDSU/RF under one or more of the patents and/or applications comprising the PATENT RIGHTS.

                               ARTICLE 11 - ASSIGNMENT


                                    Ex. 10.6 - 12

This Agreement is not assignable and any attempt to do so shall be void.

                           ARTICLE 12 - DISPUTE RESOLUTION

12.1 Both LICENSEE and NDSU/RF wish to avoid disputes relating to or arising out of this Agreement. In the event of any dispute or perceived problem other than those identified in Articles 13.1, 13.2, and 13.3, each pledges itself to give notice to the other party and to seek first an amicable resolution without regard to litigation. Each party shall be given sixty
     (60) days from the date of such notice to correct its performance under this Agreement or otherwise cure any breach of contract.

12.2 All disputes arising out of or relating to this Agreement (including any questions of fraud or questions concerning the validity or enforceability of this Agreement or any of the rights herein conveyed) shall, unless earlier resolved according to Article 12.1 hereof, be settled by arbitration to be held in Fargo, North Dakota. Such arbitration shall be conducted before a panel of three arbitrators in accordance with the then-existing Commercial Rules of the American Arbitration Association. Each party shall select an arbitrator (which must be from its own management or University staff group) within thirty (30) days of the filing of any demand for arbitration and each shall be responsible for the compensation of its own arbitrator. If the parties fail to timely appoint their own arbitrator, the vacancies in the arbitration panel (as well as the neutral arbitrator) shall be appointed by and according to the rules of the American Arbitration Association from arbitrators having at least ten years experience in the research, manufacture, sale, supervision, or licensing of industrial or agricultural technology (e.g., chemistry or plant breeding). The party appointed arbitrators (but not the neutral arbitrator) shall have the right to consult with the party appointing them in advance of the arbitration hearing. It is the parties' desire that the arbitration be speedily concluded with the hearing to take place and the awards to be made within ninety (90) days of the filing of any demands for arbitration. Judgment upon the award of all or a majority of the arbitrators shall be binding upon the parties hereto and may be entered in any court having jurisdiction. Specific performance and injunctive relief may be ordered by the award. Costs and attorney fees shall be paid as the Arbitrator's award shall specify. As the sole exception to arbitration, each party shall have the rights to obtain injunctive relief, only, from any court having jurisdiction as to preserve that party's rights for resolution in any pending or imminent arbitration proceedings but no such injunction shall prohibit or postpone such arbitration proceedings and the injunctions may be modified or vacated as a result of the arbitration award.

12.3 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                               ARTICLE 13 - TERMINATION


                                    Ex. 10.6 - 13

13.1 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by NDSU/RF.

13.2 Should LICENSEE fail to make any payment whatsoever due and payable to NDSU/RF hereunder, NDSU/RF shall have the right to terminate this Agreement effective on thirty (30) days' notice, unless LICENSEE shall make all such payments to NDSU/RF within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have made all such payments to NDSU/RF, the rights, privileges, and license granted hereunder shall automatically terminate.

13.3 Upon any material breach or default of this Agreement by LICENSEE (including, but not limited to, breach or default under Article 3.5), other than those occurrences set out in Article 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Article 13.3, NDSU/RF shall have the right to terminate this Agreement and the rights, privileges, and license granted hereunder effective on ninety (90) days' notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.

13.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months notice to NDSU/RF, and upon payment of all amounts due NDSU/RF through the effective date of the termination.

13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 8, 9, 10, 13.5, 13.6, and 16 shall survive any such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall make the payments to NDSU/RF as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

13.6 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from NDSU/RF. NDSU/RF agrees to negotiate such licenses in good faith under reasonable terms and conditions.

                  ARTICLE 14 - LICENSEE IS AN INDEPENDENT CONTRACTOR

14.1 It is intended and agreed between the parties that LICENSEE is an independent contractor functioning as an independent licensee of NDSU/RF. LICENSEE shall not in any way act or hold itself out as an agent of NDSU/RF, and LICENSEE shall have no power to incur any obligations of any kind on behalf of NDSU/RF.



                                    Ex. 10.6 - 14

                            ARTICLE 15 - PAYMENTS, NOTICES
                               AND OTHER COMMUNICATIONS

Any payment, notice, or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

     In the case of NDSU/RF:

          Executive Director
          NDSU Research Foundation
          Box 5014
          Fargo, ND 58105-5014

     In the case of LICENSEE:

          Russ Brown, CEO
          Ag Park, LLC
          P.O. Box 13458
          Grand Forks, ND 58208-3458

                        ARTICLE 16 - MISCELLANEOUS PROVISIONS

16.1 This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of North Dakota, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

16.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

16.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.4 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.


                                    Ex. 10.6 - 15

16.5 LICENSEE agrees to obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS and LICENSEES PROCESSES.

16.6 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.


NDSU RESEARCH FOUNDATION


By:
   --------------------------------

Dale Zetocha
Executive Director

Date:
     ------------------------------


AGSCO, INC.


By:
   --------------------------------

Name:
     ------------------------------

Title:
      -----------------------------

Date:
     ------------------------------


                                    Ex. 10.6 - 16

                                      APPENDIX A


UNITED STATES PATENT RIGHTS


NDSU/RF Case No. FITCH, EVEN, TABIN & FLANNERY FILE NO. 59235 TO BE FILED


"ADJUVANTS FOR HERBICIDAL COMPOSITIONS"


_.S.S.N.
        ----------------------

By
  ----------------------------

Filed on
        ----------------------


                                    Ex. 10.6 - 17

                                      APPENDIX B


1. Foreign patent applications and patents within the PATENT RIGHTS as of Effective Date:

     For NDSU/RF Case No.                                   :













2. Foreign countries in which PATENT RIGHTS shall be filed, prosecuted and maintained in accordance with Article 6:

     For NDSU/RF Case No.   FITCH, EVEN, TABIN & FLANNERY FILE NO. 59235
     "ADJUVANTS FOR HERBICIDAL COMPOSITIONS" TO BE FILED:

     Canada and other countries jointly agreed upon.


                                    Ex. 10.6 - 18